Exhibit 21

                         Subsidiaries of the Registrant


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               Subsidiaries of CNL American Properties Fund, Inc.


--        CFA Acquisition Corp. (100% ownership)
--        CFS Acquisition Corp. (100% ownership)
--        CFC Acquisition Corp. (100% ownership)
--        CNL APF GP Corp. (100% ownership), which owns 20% of CNL APF Partners,
               L.P.
--        CNL APF LP Corp. (100% ownership), which owns 80% of CNL APF Partners,
               L.P.